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                       December 14, 2022

       Matt Lopez
       Chief Financial Officer
       Strategic Student & Senior Housing Trust, Inc.
       19900 MacArthur Blvd, Suite 250
       Irvine, CA 92612

                                                        Re: Strategic Student &
Senior Housing Trust, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 22,
2022
                                                            File No. 333-220646

       Dear Matt Lopez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction